PRESS RELEASE

Blue Bird Announces Resignation of President;
Phil Horlock to Remain as President and CEO

MACON, Ga. (September 9, 2024) – Blue Bird Corporation (Nasdaq: BLBD), the leader in electric and low-emission school buses, today announced that Britton Smith has resigned from his position as President, effective September 28, 2024.

Mr. Smith has decided to step down for personal reasons. The Company respects his decision and wishes him well in his future endeavors. Mr. Smith will step down from the Company’s Board of Directors, effective immediately.

“On behalf of the Board of Directors and the entire Blue Bird team, I want to express our gratitude to Britton for his leadership and contributions to the Company,” said Doug Grimm, Chairman of the Board. “We wish him all the best in the future.”

Following Mr. Smith’s departure, Blue Bird’s current Chief Executive Officer, Phil Horlock, will assume the additional role of President and continue to lead the Company, as he has for nearly 14 years.

“It has been an honor to serve as President of Blue Bird,” said Britton Smith. “My decision to step down is driven by personal reasons and I need to focus on these important aspects of my life at this time. I want to extend my heartfelt thanks to our employees and partners for their support during my tenure.”

Blue Bird remains focused on executing its profitable growth plan, leading in the deployment of clean alternative-powered school buses and delivering value for its shareholders, customers, dealers and employees.

About Blue Bird Corporation
Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability.
School buses carry the most precious cargo in the world – 25 million children twice a day – making them the most trusted mode of student transportation. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.bluebird.com.

Forward Looking Statements
This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding earnings growth and Blue Bird’s future positioning and may include other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Blue Bird Investor Contact
Mark Benfield
Blue Bird Corporation
T: +1.478.822.2315
E: Mark.Benfield@blue-bird.com